Exhibit 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

We have issued our report dated January 16, 2013 for the year ended December 31, 2012 on estimates of proved reserves and future net cash flows of certain oil and natural gas properties located in the Utica Shale of Eastern Ohio acquired by Gulfport Energy Corporation (“Gulfport”). As independent oil and gas consultants, we hereby consent to the inclusion of our report and the information contained therein and information from our prior reserve reports in this Annual Report on Form 10-K of Gulfport (this “Annual Report”) and to all references to our firm in this Annual Report. We hereby also consent to the incorporation by reference of such reports and the information contained therein in the Registration Statements of Gulfport on Forms S-8 (File No. 333-135728, effective July 12, 2006; File No. 333-129178, effective October 21, 2005; and File No. 333-55738, effective February 16, 2001), on Form S-3 (File No. 333-168180, effective July 28, 2010) and on Form S-3ASR (File No. 333-175435, automatically effective July 11, 2011).

RYDER SCOTT COMPANY, L.P.

/s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

February 28, 2013
Oklahoma City, Oklahoma